Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is made as of this 28th day of December, 2020, by and between Lifeway Foods, Inc. (the “Company”) and Ludmila Smolyansky (“Consultant”). This Agreement shall take effect on January 1, 2021 (the “Effective Date”) provided the Original Agreement (defined below) has not been terminated prior thereto in accordance with its terms.

R E C I T A L S

WHEREAS, the Company and Consultant entered into a Consulting Agreement, dated March 8, 2016 (the “Original Agreement”).

WHEREAS, the Company desires to continue to retain Consultant to perform certain services for the Company, and the Consultant desires to continue to perform such services for the Company.

WHEREAS, the Company and Consultant desire to amend and restate the Original Agreement on the terms and conditions set forth herein and replace the Original Agreement as of the Effective Date.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board have determined that it is in the best interest of the Company to enter into this Agreement and have approved the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.   Consulting Services. Consultant hereby agrees to provide consulting services to the Company during the Term (as hereinafter defined) pursuant to the terms and conditions of this Agreement, including, without limitation, the services set forth on Exhibit A hereto (collectively, the “Services”). During the Term, Consultant shall report to the individual, group or committee designated by the Committee. Consultant shall not be an agent or employee of the Company, and Consultant is not authorized to act on behalf of the Company and may not enter into any contracts or make any promises or commitments of any kind whatsoever on behalf of the Company.

2.   Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and continue until such time as a party hereto notifies the other party upon at least ten (10) days prior written notice it is terminating this Agreement.

3.    Scope of Work. During the Term, Consultant shall perform the Services.

4.   Compensation. During the Term, the Company agrees to pay Consultant consulting fees as follows:

(a)               Consultant shall initially be entitled to an aggregate gross annual service fee equal to $500,000 per year (and prorated for portions thereof); provided that the annual fee shall be subject to periodic review by the Committee and may be adjusted in the Committee’s sole discretion upon no less than thirty (30) days’ advance written notice to Consultant. The fee as determined herein and adjusted from time to time shall constitute the “Annual Service Fee” for purposes of this Agreement. The Annual Service Fee shall be paid in equal installments bi-weekly in arrears.

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(b)               In addition, Consultant shall be eligible for an aggregate gross performance fee targeted at $500,000 per calendar year based upon the achievement of the specified performance criteria established by the Committee with respect to such calendar year, with greater or lesser amounts paid for performance above and below target as determined by the Committee (the “Performance Fee”). The Performance Fee shall be paid on an annual basis in the calendar year immediately following the calendar year to which such amount relates.

(c)               Prior to the Effective Date, Consultant shall continue to receive the fees set forth in the Original Agreement, payable in accordance with the terms thereof, including, without limitation, any accrued but unpaid fees with respect to services provided prior to the Effective Date.

5.   Expenses. The Company shall have no obligation to reimburse Consultant for any expenses incurred by Consultant in connection with the performance of services hereunder. Any expense reimbursements agreed to by the Company shall require prior written approval from the Committee.

6.   Confidential Information. Unless otherwise requested by the Company in writing, Consultant shall at all times during the Term and at all times thereafter hold in strictest confidence any and all Confidential Information Consultant may have or may come into Consultant’s possession or within Consultant’s knowledge concerning the operation of the business of the Company. The term “Confidential Information” means all information, other than information which is part of the public domain through no fault of Consultant, not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by Consultant within the scope of his services hereunder, or which relates to trade secrets or confidential technical or business information of the Company. This Section 6 survives termination of this Agreement.

Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint with any governmental entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any governmental entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Consultant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i)  in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

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7.   Independent Status. For the purposes of the Federal Insurance Contributions Act (FICA), the Federal Unemployment Contributions Act (FUCA), each state’s Worker’s Compensation Act, and the collection of state and federal income tax as source of wages, the relationship between the Company and Consultant is that of a company and an independent contractor, respectively. The Company will not withhold any monies for federal, states or local taxing authority for amounts earned by Consultant pursuant to this Agreement. Consultant will be solely responsible for the payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by the Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are performed and accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

8.   Amendment and Waiver. This Agreement may not be modified, amended, altered or supplemented except by written agreement executed by all parties hereto. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to its benefits.

9.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives and permitted successors and assigns.

10.   Headings. Any headings of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement nor are they to be used in its interpretation.

11.   Counterparts. This Agreement may be executed in several counterparts; each such counterpart shall be considered an original agreement and all such executed counterparts shall constitute one Agreement.

12.   Governing Law. This Agreement is subject to and shall be enforced in accordance with the laws of the State of Illinois.

13.   Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the parties, including, without limitation, upon the Effective Date, the Original Agreement. For the sake of clarity, nothing set forth herein amends, modifies or terminates the Endorsement Agreement between the Company and Consultant, dated March 14, 2016.

14.   Severability. If any covenant or agreement of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected. In such event, the parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Consulting Agreement effective as of the date first above written.

Lifeway Foods, Inc.

By: /s/ Julie Smolyansky

Its: Chief Executive Officer

/s/ Ludmila Smolyansky
Ludmila Smolyansky

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EXHIBIT A

SERVICES

Ethnic Market:

•	Support the development of an overall strategy for the ethnic market
•	Support the Eastern European growth strategy, including engaging with other leaders in the Eastern European market
•	Manage relationships with the Company’s ethnic partners and vendors
•	Support and advise the Company’s CEO with respect to the Company’s growth initiatives
•	Collaborate with Russian-speaking department managers

Strategic Initiatives and Relationship Management:

•	Provide advice and assistance in the negotiation, documentation and management of important contractual relationships of the Company, including relationships with customers, suppliers and key personnel
•	Provide advice and assistance in connection with operations, including with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company
•	Formulate strategic plans related to the direction of sales and marketing
•	Evaluate and explore potential acquisition opportunities
•	Review and advise with respect to the Company’s proprietary manufacturing processes

Senior Management Consultation Services:

•	Evaluate and provide strategic advice to the CEO and/or the Company’s Senior Leadership Team with respect to the overall direction of the Company
•	Provide additional advice and counsel requested by the CEO and/or the Company’s Senior Leadership Team

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